                    As filed with the Securities and Exchange
                           Commission on June 7, 2002

                                                      Registration No. 333-

--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 GoAmerica, Inc.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

                                               433 Hackensack Avenue
           Delaware                         Hackensack, New Jersey 07601                22-3693371
-------------------------------       ----------------------------------------      -------------------
(State or Other Jurisdiction of       (Address of Principal Executive Offices)       (I.R.S. Employer
 Incorporation or Organization)                       (Zip Code)                    Identification No.)


                         GoAmerica, Inc. 1999 Stock Plan
--------------------------------------------------------------------------------
                            (Full Title of the Plan)

                                 Aaron Dobrinsky
                             Chief Executive Officer
                                 GoAmerica, Inc.
                              433 Hackensack Avenue
                          Hackensack, New Jersey 07601
--------------------------------------------------------------------------------
                              (Name and Address of
                               Agent for Service)

                                 (201) 996-1717
--------------------------------------------------------------------------------
                     (Telephone Number, Including Area Code,
                              of Agent for Service)

                                    Copy To:

                              Wayne D. Smith, Esq.
                         Vice President, General Counsel
                                 GoAmerica, Inc.
                              433 Hackensack Avenue
                              Hackensack, NJ 07601
                                 (201) 996-7408

                       CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                              Proposed            Proposed
                                            Amount             Maximum             Maximum              Amount of
         Title of Securities                 to be         Offering Price         Aggregate           Registration
          to be Registered               Registered(1)        Per Share         Offering Price             Fee
---------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per
  share:
---------------------------------------------------------------------------------------------------------------------
Issuable pursuant to options
  previously granted under the             1,885,711          $1.85 (2)         $3,488,565.35 (2)        $320.80
  GoAmerica, Inc. 1999 Stock Plan
---------------------------------------------------------------------------------------------------------------------
Issuable pursuant to options to be
  granted under the GoAmerica,             3,939,032          $0.44 (3)         $1,733,174.08 (3)        $159.45
  Inc. 1999 Stock Plan
---------------------------------------------------------------------------------------------------------------------

----------------

(1) Includes an indeterminate number of shares as may be issuable in the event of stock splits, stock dividends, pursuant to the anti-dilution provisions of the GoAmerica, Inc. 1999 Stock Plan or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended. Does not include (i) 1,878,000 shares of Common Stock issuable under the GoAmerica Communications Corp. 1999 Stock Option Plan which were previously registered pursuant to the Registration Statement on Form S-8 filed on October 11, 2000 (Registration Number 333-47736) (the "2000 Registration Statement"), (ii) 4,800,000 shares of Common Stock issuable under the GoAmerica, Inc. 1999 Stock Plan which were previously registered pursuant to 2000 Registration Statement, and (iii) 4,000,000 shares issuable under the GoAmerica, Inc. Employee Stock Purchase Plan which were previously registered pursuant to the 2000 Registration Statement.

(2) Pursuant to Rule 457(h), these prices are calculated based on the weighted average exercise price of $1.85 per share covering 1,885,711 shares subject to stock options granted under the GoAmerica, Inc. 1999 Stock Plan.

(3) Pursuant to Rules 457(c) and 457(h), these prices are estimated solely for the purpose of calculating the registration fee and are based upon the average of the high and low sales prices of GoAmerica's Common Stock on the Nasdaq National Market on June 6, 2002.


                           ---------------------------

                                EXPLANATORY NOTE

         This Registration Statement on Form S-8 (the "Registration Statement"), has been filed by GoAmerica, Inc., a Delaware corporation (the "Company"), in order to register an additional 5,824,743 shares of Common Stock, $0.01 par value per share, issuable upon the exercise of stock options or other awards under the Company's 1999 Stock Plan (the "Plan"). Pursuant to the Securities Act of 1933, as amended (the "Act"), we register these securities in addition to securities of the same class previously registered on the Registration Statement filed with the Securities and Exchange Commission on October 11, 2000 (Registration Statement No. 333-47736).

         The first part of this Registration Statement contains a Reoffer Prospectus (the "Prospectus") which has been prepared in accordance with the requirements of Part I of Form S-3 and may be used for reoffers or resales of certain shares of our common stock defined as "Control Securities" under Instruction C to Form S-8 acquired by "Affiliates" (as such term is defined in Rule 405 of the General Rules and Regulations under the Act), pursuant to the exercise of options under the Plan.

         The second part contains "Information Required in the Registration Statement" pursuant to Part II of Form S-8 with respect to option exercises and share purchases by non-affiliates pursuant to the Plan subsequent to the date hereof.

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The documents containing the information specified in the instructions to Part I of Form S-8 will be sent or given to participants of the GoAmerica, Inc. 1999 Stock Plan as required by Rule 428(b)(1) of the Act. As permitted by the instructions to Part I of Form S-8, these documents are not filed with this Registration Statement.

                                   PROSPECTUS

                    S-3 Reoffer Prospectus dated June 7, 2002

                                 GOAMERICA, INC.

                        1,779,713 Shares of Common Stock
               Issuable under the GoAmerica, Inc. 1999 Stock Plan

         This Prospectus relates to the public resale, from time to time, of 1,779,713 shares of our Common Stock (the "Shares") by certain stockholders identified below in the section entitled "The Selling Stockholders." These Shares may be acquired upon the exercise of stock options granted or upon stock purchases pursuant to our 1999 Stock Plan (the "Plan"). Options or shares of Common Stock may be issued under the Plan in amounts and to persons not presently known by us. Such information, when known, may be included in an amendment to this Prospectus.

         We will not receive any of the proceeds from the sale by the Selling Stockholders of the Shares covered by this Prospectus.

         We have not entered into any underwriting arrangements in connection with the sale of the Shares. The Shares may be sold from time to time by the Selling Stockholders or by permitted pledgees, donees, transferees or other permitted successors in interest and may be made on the Nasdaq National Market at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

         Our Common Stock is traded on the Nasdaq National Market under the symbol "GOAM." On June 6, 2002, the closing sale price of our Common Stock on the Nasdaq National Market was $0.41 per share.

                                 --------------

         Investing in our Common Stock involves a high degree of risk. See "Risk Factors" beginning on page 5.

                                 --------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                   The date of this Prospectus is June 7, 2002


                                 --------------

                          PROSPECTUS TABLE OF CONTENTS

                                                                                                                  Page
                                                                                                                  ----
Special Note Regarding Forwarding Looking Statements.........................................................       5

GoAmerica, Inc...............................................................................................       5

Risk Factors.................................................................................................       7

     Risks Particular to GoAmerica...........................................................................       7

       We have historically incurred losses and these losses will continue in the foreseeable future.........       7

       We may need additional funds which, if available, could result in increased interest expenses or additional dilution to our stockholders. If additional funds are needed and are not available, our
       business could be negatively impacted.................................................................       8

       We have only a limited operating history, which makes it difficult to evaluate an investment in our
       common stock..........................................................................................       8

       To generate increased revenue we will have to increase substantially the number of our subscribers,
       which may be difficult to accomplish..................................................................       9

       The sales cycle for enterprise customers is typically longer than that for individual customers which
       may negatively impact our near term subscriber and revenue growth forecasts...........................       9

       We need to improve our systems to monitor our wireless airtime costs more effectively.................      10

       We have historically experienced and may again experience negative gross margins on our subscriber
       revenue...............................................................................................      10

       We subsidize the mobile devices that we resell which results in negative gross margins on our
       equipment revenue.....................................................................................      10

       We may acquire or make investments in companies or technologies that could cause loss of value to
       our stockholders and disruption of our business.......................................................      11

       We have limited resources and we may be unable to support effectively our anticipated growth in
       operations............................................................................................      11

       Our business prospects depend in part on our ability to maintain and improve our services as well as
       to develop new services...............................................................................      12

                                                                                                                  Page
                                                                                                                  ----
       If we do not respond effectively and on a timely basis to rapid technological change, our business
       could suffer..........................................................................................      12

       We depend upon wireless carriers' networks. If we do not have continued access to sufficient capacity
       on reliable networks, our business will suffer........................................................      13

       We depend on third parties for sales of our products and services which could result in variable and
       unpredictable revenues................................................................................      13

       We depend on our key management and on recruiting and retaining key personnel. The loss of our key
       employees could adversely affect our business.........................................................      13

       Wireless data systems failures could harm our business by injuring our reputation or lead to claims
       of liability for delayed, improper or unsecured transmission of data..................................      14

       An  interruption in the supply of products and services that we obtain from third parties could cause
       a decline in sales of our services....................................................................      14

       We may face increased competition which may negatively impact our prices for our services or cause us
       to lose business opportunities........................................................................      14

       Our intellectual property rights may not be adequately protected under the current state of the law...      15

       We may be sued by third parties for infringement of their proprietary rights and we may incur defense
       costs and possibly royalty obligations or lose the right to use technology important to our business..      15

       We may be subject to liability for transmitting certain information, and our insurance coverage may be
       inadequate to protect us from this liability..........................................................      16

       We may expand our operations into international markets which will subject us to additional risks that
       may adversely affect our business and operations......................................................      16

       Our quarterly operating results are subject to significant fluctuations and, as a result, period-to-
       period comparisons of our results of operations are not necessarily meaningful........................      16

     Risks Particular to Our Industry........................................................................      17

       The market for our services is new and highly uncertain...............................................      17

       New laws and regulations that impact our industry could adversely affect our business.................      17

                                                                                                                  Page
                                                                                                                  ----
     Risks Particular to Stock Price.........................................................................      17

       Our common stock may be delisted from The Nasdaq National Market because of the low bid price of our common stock. If such delisting occurs, the market price and market liquidity of our common stock may
       be adversely affected.................................................................................      17

       Our stock price, like that of many technology companies, has been and may
       continue to be volatile...............................................................................      18

       We have anti-takeover defenses that could delay or prevent an acquisition and could adversely affect the price of our common stock. Our failure to pay dividends, prevents our stockholders from receiving
       a return on their shares, if at all, unless they sell them............................................      18

Use of Proceeds..............................................................................................      20

The Selling Stockholders.....................................................................................      20

Plan of Distribution.........................................................................................      24

Legal Matters................................................................................................      25

Experts......................................................................................................      25

Information Incorporated by Reference........................................................................      25

Where You Can Find More Information..........................................................................      26

Indemnification of Directors and Officers....................................................................      27

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

         This Prospectus, any Prospectus Supplement and the documents we incorporate by reference in this Prospectus contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. For this purpose, any statements contained in this Prospectus or incorporated by reference in this Prospectus that are not statements of historical fact may be forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements which reflect our views only as the date of this Prospectus. We may, in some cases, use words such as "project," "believe," "anticipate," "plan," "expect," "estimate," "intend," "should," "will," "could" or "may" or other words that convey uncertainty of future events or outcomes to identify forward-looking statements. There are a number of important factors that could cause our results to differ materially from the results anticipated by these forward-looking statements. Factors that could contribute to these differences include those discussed under "Risk Factors" in this Prospectus, any Prospectus Supplement as well as documents incorporated by reference in this Prospectus, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. You should read these factors and the other cautionary statements made in this Prospectus, any Prospectus Supplement and in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in this Prospectus, any Prospectus Supplement and in the documents incorporated by reference.

                                 GOAMERICA, INC.

         We are a wireless data and Internet solutions provider addressing the productivity and communications needs of business customers. Utilizing our proprietary Go.Web(TM) technology, our solutions enable corporations to improve the productivity of their workers by enabling secure wireless access to corporate data on many wireless computing devices and over many wireless data networks. Our revenues are primarily derived from the sale of our basic and value-added wireless services, which our customers typically pay for on a monthly recurring basis. We derive additional revenue from the sales of wireless communications devices. Additionally, we intend to generate licensing fees from sales of a new software product that we launched in December 2001, which is installed behind an enterprise's network security system, commonly know as the firewall.

         Recognized for our acumen in developing productivity solutions, we continue to expand our technology capabilities. Elements of our technology suite include:

         Go.Web - Our proprietary Go.Web technology serves as the foundation of our services offering. Hosted in our Wireless Internet Connectivity Center, Go.Web is a wireless enabling technology that reformats, compresses, and encrypts data automatically and on a near immediate basis for delivery over many wireless data networks to many wireless data devices. Go.Web is also the brand name for our basic wireless data service. Subscribers to our Go.Web service have the ability to wirelessly access most Web-based or Internet content including corporate intranets, business applications and corporate email.

         Wireless Internet Connectivity Center - This facility, which serves as GoAmerica's network operations center, maintains connections into most major wireless data networks in North America. Built using industry standard technologies, and capable of scaling to support up to one million subscribers, this facility was designed to meet the security and flexibility needs of major corporate enterprises.

         Mobile Office(R) - Mobile Office is a suite of value-added wireless products and services that are designed to replicate desktop functionality from a mobile computing device. Mobile Office, which utilizes our Go.Web technology enables our subscribers to not only wirelessly access critical information, but to actually work with such data in a mobile environment. Value-added features of Mobile Office include the ability to open and edit email attachments; remotely access and manage documents; send instant messages or pages; centrally manage email, voicemail and faxes; and queue requests to access or send information when a device is outside of a wireless service area.

         Go.Web OnPrem(SM) - In addition to the hosted version of Go.Web, enterprise customers can choose to have Go.Web installed in the form of an OnPrem server that resides behind their corporate firewall. Go.Web OnPrem offers our customers all the same capabilities as the hosted version of Go.Web, but with the added security of a behind the firewall deployment.

         In order to provide our subscribers with extensive wireless access, we have established strategic relationships with leading wireless network carriers, such as AT&T Wireless, Cingular Interactive, Motient, Rogers AT&T Wireless in Canada, Verizon Wireless and VoiceStream. Our subscribers are able to use our wireless data and Internet services with their choice of a wide variety of leading mobile devices, including Palm operating system-based computing devices; Research In Motion's, or RIM's, BlackBerry and interactive devices; laptop computers, Microsoft Windows CE-based computers; Pocket PC-based personal digital assistants and wireless application protocol-enabled, or WAP-enabled, smart phones. We also have engineered our wireless data and Internet services to operate with new versions of many wireless devices.

         Our principal office is located at 433 Hackensack Avenue, Hackensack, New Jersey 07601, and our telephone number is (201) 996-1717. Our web site is located at www.goamerica.net. We have not incorporated by reference into this Prospectus the information on our web site, and you should not consider it to be a part of this document. Our web site address is included in this document as an inactive textual reference only. In this Prospectus, the terms "GoAmerica," "we," "us," and "our" include GoAmerica, Inc. and its subsidiaries.

                                  RISK FACTORS

         In addition to the other information in this Prospectus, you should carefully consider the following factors in evaluating whether to invest in the Shares. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently know to us or that we currently deem immaterial may also impair our business operations and financial results.

         If any of the following risks or other uncertainties actually occur, our business, financial condition or results of operations could be materially adversely affected, and may affect our ability to continue as a going concern. In such case, the trading price of our Common Stock could decline and you may lose all or part of your investment.

         This Prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this Prospectus.

Risks Particular To GoAmerica

         We have historically incurred losses and these losses will continue in the foreseeable future.

         We have never earned a profit. We had net losses of $120.3 million, $64.8 million and $11.5 million for the years ended December 31, 2001, 2000 and 1999, respectively, and a net loss of $12.2 million for the three months ended March 31, 2002. Since our inception, we have invested significant capital to build our wireless network operations and e-commerce systems as well as our billing system. During 2001, we have invested additional capital in the development of our software application Go.Web as well as the development of Mobile Office. We have acquired, and may continue to acquire and implement, new operational and financial systems and continue to invest in our network operations. We also provide and expect to continue to provide mobile devices made by third parties to our customers at prices below our costs for such devices. In addition, our costs of subscriber revenue, consisting principally of our purchase of wireless airtime from network carriers, have historically exceeded our subscriber revenue. Further, we have previously experienced negative overall gross margins, which consist of margins on our subscriber revenues, equipment sales and other revenue, and may experience negative overall gross margins again in the future. We have incurred operating losses since our inception and expect to continue to incur operating losses for at least the next several quarters. Therefore, we will need to generate significant revenue to become profitable and sustain profitability on a quarterly and annual basis.

         We may not achieve or sustain our revenue or profit goals as a result of a number of factors, including the extent to which:

         o our competitors announce and develop, or lower the prices of, competing services;

         o wireless network carriers, data providers and manufacturers of mobile devices (i) dedicate resources to selling our services or (ii) increase the costs of, or limit the use of, services or devices that we purchase from them; and

         o prices for our services decrease as a result of reduced demand or competitive pressures.

         As a result, we may not be able to increase revenue or achieve profitability on a quarterly and annual basis.

         We may need additional funds which, if available, could result in increased interest expenses or additional dilution to our stockholders. If additional funds are needed and are not available, our business could be negatively impacted.

         We currently anticipate that our available cash resources will be sufficient to fund our operating needs for at least the next 10 months. As of March 31, 2002 we had $24.3 million in cash and cash equivalents, exclusive of $2.0 million in restricted cash supporting certain letters of credit. In order to reduce operating expenses, during 2001, we reduced the number of our employees by outsourcing certain operating functions, modified certain of our pricing strategies to recover the costs incurred for roaming, and, in certain instances, suspended service to a limited number of subscribers contributing to excessive roaming costs. Our 2002 operating plan includes further reductions in headcount as well as significant reductions in sales and marketing expenditures and capital expenditures from the levels incurred during 2001. In execution of our 2002 operating plan, during the first quarter and into the second quarter 2002, we took steps to reduce our annual payroll by more than 10% and took further actions to reduce sales and marketing expenses. In the event we are unable to achieve our plans, additional further reductions may be required. We do, however, plan to raise additional capital either through public or private equity or debt financing to primarily finance the execution of our anticipated strategic initiatives. At this time, we do not have any bank credit facility or other working capital credit line under which we may borrow funds for working capital or other general corporate purposes. If our plans or assumptions change or are inaccurate, we may be required to seek additional capital.

         If funds are raised through the issuance of equity securities, the percentage ownership of our then-current stockholders will be reduced and the holders of new equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. If additional funds are raised through a bank credit facility or the issuance of debt securities, the holder of such indebtedness would have rights senior to the rights of common stockholders and the terms of such indebtedness could impose restrictions on our operations. If we need to raise additional funds, we may not be able to do so on terms favorable to us, or at all. If we cannot successfully execute our 2002 operating plan or raise adequate funds on acceptable terms, we may not be able to continue to fund our operations.

         We have only a limited operating history, which makes it difficult to evaluate an investment in our common stock.

         We have only a limited operating history on which you can evaluate our business, financial condition and operating results. We face a number of risks encountered by early stage technology companies that participate in new technology markets, including our ability to:

         o manage our dependence on wireless data services which have only limited market acceptance to date;

         o maintain our engineering and support organizations, as well as our distribution channels;

         o negotiate and maintain favorable usage rates with telecommunications carriers;

         o   retain and expand our subscriber base at profitable rates;

         o recoup our expenses associated with the wireless devices we resell to subscribers;

         o manage expanding operations, including our ability to expand our systems if our subscriber base grows substantially;

         o   attract and retain management and technical personnel; and

         o anticipate and respond to market competition and changes in technologies such as wireless data protocols and wireless devices.

         We may not be successful in addressing or mitigating these risks and uncertainties, and if we are not successful our business could be significantly and adversely affected.

         To generate increased revenue we will have to increase substantially the number of our subscribers, which may be difficult to accomplish.

         We will have to increase substantially the number of our subscribers in order to achieve our business plan. In addition to increasing our subscriber base, we will have to limit our churn, or the number of subscribers who deactivate our service. Adding new subscribers will depend to a large extent on the success of our direct and indirect distribution channels and acquisition strategy, and there can be no assurance that they will be successful. Limiting our churn rate will require that we provide our subscribers with a favorable experience in using our wireless service. Our subscribers' experience may be unsatisfactory to the extent that our service malfunctions or our customer care efforts, including our Web site and 800 number customer service efforts, do not meet or exceed subscriber expectations. In addition, factors beyond our control, such as technological limitations of the current generation of wireless devices, which may cause our subscribers' experience with our service to not meet their expectations, could increase our churn rate and adversely affect our revenues.

         The sales cycle for enterprise customers is typically longer than that for individual customers which may negatively impact our near term subscriber and revenue growth forecasts.

         During the last fiscal year, our subscriber base has shifted from primarily individual customers to primarily enterprise customers. We plan to continue to focus on increasing the number of our enterprise customers. Generally, the sales cycle for such enterprise customers is longer than that for individual customers because the product and service deployments are on a larger scale and are more complicated, requiring a longer decision-making period. Such longer sales cycle may negatively impact our near term subscriber and revenue growth forecasts.

         We need to improve our systems to monitor our wireless airtime costs more effectively.

         We seek to reduce our wireless airtime costs by periodically matching our subscribers' airtime usage needs to the most appropriate, lowest cost wireless carrier plans. It is possible for a small number of subscribers, if we do not assign them to the proper airtime pricing plan, to significantly increase our costs. The current systems that we use to monitor the airtime charges that we incur from our wireless carriers do not permit us to timely and effectively respond to changes in volume and geographic location of subscriber usage, which directly impact our costs of subscriber revenue. We currently use a manual system to track such costs and monitor wireless plan usage. We have acquired and developed those automated control systems; however, those automated systems have not been implemented. Therefore, we cannot assure you that we will be able to successfully implement usage of such automated control systems or, if implemented, that our automated control systems will be able to monitor all subscriber usage or improve our gross margins.

         We have historically experienced and may again experience negative gross margins on our subscriber revenue.

         We intend to pass through to our subscribers all the airtime charges that we incur from our wireless carriers; however, we have not always been and will not always be able to pass through such charges because the pricing plans offered to us by our wireless carriers and to which we assign our subscribers may not allow us to always cover our subscriber costs. For example, many of our subscribers have contracted for our Go.Unlimited Plan, which provides for unlimited nationwide wireless Internet service for a fixed monthly fee. If we assign those subscribers to a carrier plan that charges us an increasing fee as subscriber usage increases, then as subscriber usage and our related airtime costs increase, our margins on subscriber revenues would decrease and may become negative. Our airtime costs also increase substantially when CDPD subscribers use our services outside of their pre-determined geographic area, which results in roaming charges to us by the carriers that we historically did not pass on to our subscribers. During 2001, we began charging our subscribers a per kilobyte fee for usage while roaming. We cannot assure you that we will be able to recover these charges or that the charging of such fees will not increase our churn rate. We have commenced acquisition and development of automated control systems. We may not be able to successfully complete the acquisition or development of the automated systems necessary to monitor our subscribers' usage and roaming patterns and quickly switch our subscribers to a more appropriate, lower cost airtime plan. In addition, while we continually seek to negotiate better pricing of wireless airtime plans with our carriers, we cannot assure you that we will be successful in that regard.

         We subsidize the mobile devices that we resell which results in negative gross margins on our equipment revenue.

         In order to facilitate the sale of our wireless Internet services, the sales prices of the mobile devices manufactured by third parties that we sell to our subscribers may be below our costs for such devices. Additionally, we have also provided many of our resellers and marketing alliance partners with complimentary mobile devices and GoAmerica service during a trial period in order to facilitate additional sales of our services. As a result, we have experienced, and expect to continue to experience, negative gross margins on the mobile devices that we resell.

         We may acquire or make investments in companies or technologies that could cause loss of value to our stockholders and disruption of our business.

         We intend to explore opportunities to acquire companies, technologies or subscribers in the future. Entering into an acquisition entails many risks, any of which could adversely affect our business, including:

         o failure to integrate the acquired assets and/or companies with our current business;

         o   the price we pay may exceed the value we eventually realize;

         o loss of share value to our existing stockholders as a result of issuing equity securities as part or all of the purchase price;

         o potential loss of key employees from either our current business or the acquired business;

         o entering into markets in which we have little or no prior experience;

         o   diversion of management's attention from other business concerns;

         o assumption of unanticipated liabilities related to the acquired assets; and

         o the business or technologies we acquire or in which we invest may have limited operating histories and may be subject to many of the same risks we are.

         We have limited resources and we may be unable to support effectively our anticipated growth in operations.

         We must continue to develop and expand our systems and operations as the number of subscribers and the amount of information they wish to receive, as well as the number of services we offer, increases.

         This development and expansion has placed, and we expect it to continue to place, significant strain on our managerial, operational and financial resources. We may be unable to develop and expand our systems and operations for one or more of the following reasons:

         o we may not be able to locate or hire at reasonable compensation rates qualified engineers and other employees necessary to expand our capacity on a timely basis;

         o we may not be able to obtain the hardware necessary to expand the subscriber capacity of our systems on a timely basis;

         o we may not be able to expand our customer service, billing and other related support systems; and

         o we may not be able to obtain sufficient additional capacity from wireless carriers on a timely basis.

         If we cannot manage our growth effectively, our business and operating results will suffer. Additionally, any failure on our part to develop and maintain our wireless data services if we experience rapid growth could significantly adversely affect our reputation and brand name which could reduce demand for our services and adversely affect our business, financial condition and operating results.

         Our business prospects depend in part on our ability to maintain and improve our services as well as to develop new services.

         We believe that our business prospects depend in part on our ability to maintain and improve our current services and to develop new services. Our services will have to achieve market acceptance, maintain technological competitiveness and meet an expanding range of customer requirements. As a result of the complexities inherent in our service offerings, major new wireless data services and service enhancements require long development and testing periods. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new services and service enhancements. Additionally, our new services and service enhancements may not achieve market acceptance.

         If we do not respond effectively and on a timely basis to rapid technological change, our business could suffer.

         The wireless and data communications industries are characterized by rapidly changing technologies, industry standards, customer needs and competition, as well as by frequent new product and service introductions. Our services are integrated with wireless handheld devices and the computer systems of our corporate customers. Our services must also be compatible with the data networks of wireless carriers. We must respond to technological changes affecting both our customers and suppliers. We may not be successful in developing and marketing, on a timely and cost-effective basis, new services that respond to technological changes, evolving industry standards or changing customer requirements. Our success will depend, in part, on our ability to accomplish all the following in a timely and cost-effective manner:

         o   effectively use and integrate new technologies;

         o   continue to develop our technical expertise;

         o   enhance our wireless data, engineering and system design services;

         o   develop applications for new wireless networks and services;

         o   develop services that meet changing customer needs;

         o   advertise and market our services; and

         o influence and respond to emerging industry standards and other changes.

         We depend upon wireless carriers' networks. If we do not have continued access to sufficient capacity on reliable networks, our business will suffer.

         Our success partly depends on our ability to buy sufficient capacity on or offer our services over the networks of wireless carriers such as AT&T Wireless, Cingular Interactive, Motient, Verizon Wireless and VoiceStream and on the reliability and security of their systems. We depend on these companies to provide uninterrupted and "bug free" service and would be adversely affected if they failed to provide the required capacity or needed level of service. During 2001, some wireless carriers experienced financial difficulties and sought protection under the bankruptcy laws. We cannot assure you that these companies will emerge from bankruptcy or that others will not seek similar protection. Such bankruptcies may result in discontinued or interrupted service and fewer network alternatives. In addition, although we have some forward price protection in our existing agreements with certain carriers, we could be adversely affected if wireless carriers were to increase the prices of their services. Our existing agreements with the wireless carriers generally have one-to-three year terms. Some of these wireless carriers are, or could become, our competitors.

         We depend on third parties for sales of our products and services which could result in variable and unpredictable revenues.

         We rely substantially on the efforts of others to sell many of our wireless data communications services. We are increasingly dependent on our indirect distribution alliance partners for implementation of our sales and marketing initiatives. Should our relationship with any such distribution alliance partners cease or be less successful than anticipated, the number of subscribers we obtain, subscriber revenue and equipment revenue may decrease or not meet current growth expectations. While we monitor the activities of our distributors and resellers, we cannot control how those who sell and market our products and services perform and we cannot be certain that their performance will be satisfactory. If the number of customers we obtain through these efforts is substantially lower than we expect for any reason, this would have an adverse effect on our business, operating results and financial condition.

         We depend on our key management and on recruiting and retaining key personnel. The loss of our key employees could adversely affect our business.

         We are particularly dependent on Aaron Dobrinsky, our Chairman and Chief Executive Officer, and Joseph Korb, our Executive Vice Chairman, Strategy and Strategic Alliances, for most of our strategic, managerial and marketing initiatives. The unexpected loss of such officers would likely have an adverse effect on our business. In addition, because of the technical nature of our services and the dynamic market in which we compete, our performance depends on attracting and retaining other key employees. Competitors and others may attempt to recruit our employees. A major part of our compensation to our key employees is in the form of stock option grants. A prolonged depression in our stock price could make it difficult for us to retain our employees and recruit additional qualified personnel. We currently maintain and are the beneficiary of key person life insurance policies on the lives of Aaron Dobrinsky and Joseph

Korb. We do not maintain insurance policies for any of our other employees.

         Wireless data systems failures could harm our business by injuring our reputation or lead to claims of liability for delayed, improper or unsecured transmission of data.

         A significant barrier to the growth of electronic commerce and wireless data services has been the need for secure and reliable transmission of confidential information. Our existing wireless data services are dependent on near immediate, continuous feeds from various sources. The ability of our subscribers to quickly access data requires timely and uninterrupted connections with our wireless network carriers. Any significant disruption from our backup landline feeds could result in delays in our subscribers' ability to receive such information. In addition, our systems could be disrupted by unauthorized access, computer viruses and other accidental or intentional actions. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches. If a third party were able to misappropriate our subscribers' personal or proprietary information or credit card information, we could be subject to claims, litigation or other potential liabilities that could adversely impact our business. There can be no assurance that our systems will operate appropriately if we experience a hardware or software failure. A failure in our systems could cause delays in transmitting data and, as a result, we may lose customers or face litigation that could adversely affect our business.

         An interruption in the supply of products and services that we obtain from third parties could cause a decline in sales of our services.

         In designing, developing and supporting our wireless data services, we rely on wireless carriers, mobile device manufacturers, content providers and software providers. These suppliers may experience difficulty in supplying us products or services sufficient to meet our needs or they may terminate or fail to renew contracts for supplying us these products or services on terms we find acceptable. Any significant interruption in the supply of any of these products or services could cause a decline in sales of our services, unless and until we are able to replace the functionality provided by these products and services. We also depend on third parties to deliver and support reliable products, enhance their current products, develop new products on a timely and cost-effective basis and respond to emerging industry standards and other technological changes.

         We may face increased competition which may negatively impact our prices for our services or cause us to lose business opportunities.

         The market for our services is expected to become increasingly competitive. The widespread adoption of industry standards in the wireless data communications market may make it easier for new market entrants and existing competitors to introduce services that compete against ours. We developed our solutions using standard industry development tools. Many of our agreements with wireless carriers, wireless handheld device manufacturers and data providers are non-exclusive. Our competitors may use the same products and services in competition with us. With time and capital, it would be possible for competitors to replicate our services and offer similar services at a lower price. We expect that we will compete primarily on the basis of the functionality, breadth, quality and price of our services. Our current and potential competitors include:

         o wireline Internet service providers and portals, such as America Online, Earthlink, MSN and Yahoo!;

         o wireless device manufacturers, such as Palm, Handspring, Motorola and RIM;

         o wireless network carriers, such as AT&T Wireless, Verizon Wireless, Cingular Interactive, Sprint PCS, VoiceStream and Nextel Communications, Inc.; and

         o emerging wireless Internet services providers, including Neomar, AvantGo and those, such as Aether Systems, Inc., focusing on specific industries.

         Many of our existing and potential competitors have substantially greater financial, technical, marketing and distribution resources than we do. Additionally, many of these companies have greater name recognition and more established relationships with our target customers. Furthermore, these competitors may be able to adopt more aggressive pricing policies and offer customers more attractive terms than we can. In addition, we have established strategic relationships with many of our potential competitors. In the event such companies decide to compete directly with us, such relationships would likely be terminated, which might have an adverse effect on our business and reduce our market share or force us to lower prices to unprofitable levels.

         Our intellectual property rights may not be adequately protected under the current state of the law.

         Our success substantially depends on our ability to sell services which are dependent on certain intellectual property rights. We currently do not have patents on any of our intellectual property. We have filed for a patent on certain aspects of our Go.Web technology and have also acquired two patent applications from Hotpaper. We cannot assure you we will be successful in protecting our intellectual property through patent law. In addition, although we have applied for U.S. federal trademark protection, we do not have any U.S. federal trademark registrations for the marks "GoAmerica", "Go.Web", or certain of our other marks and we may not be able to obtain such registrations. We rely primarily on trade secret laws, patent law, copyright law, trademark law, unfair competition law and confidentiality agreements to protect our intellectual property. To the extent that our technology is not adequately protected by intellectual property law, other companies could develop and market similar products or services which could adversely affect our business.

         We may be sued by third parties for infringement of their proprietary rights and we may incur defense costs and possibly royalty obligations or lose the right to use technology important to our business.

         The telecommunications and software industries are characterized by protection and vigorous enforcement of applicable intellectual property law. As the number of participants in our market increases, the possibility of an intellectual property claim against us could increase. Any intellectual property claims, with or without merit, could be time consuming and expensive to litigate or settle and could divert management attention from administering our business. A third party asserting infringement claims against us or our customers with respect to our current or future products may adversely affect us by, for example, causing us to enter into costly royalty arrangements or forcing us to incur settlement or litigation costs.

         We may be subject to liability for transmitting certain information, and our insurance coverage may be inadequate to protect us from this liability.

         We may be subject to claims relating to information transmitted over systems we develop or operate. These claims could take the form of lawsuits for defamation, negligence, copyright or trademark infringement or other actions based on the nature and content of the materials. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed.

         We may expand our operations into international markets which will subject us to additional risks that may adversely affect our business and operations.

         We may expand our existing operations and enter international markets, which could demand significant management attention and financial commitment. Our management has limited experience in international operations, and we cannot guarantee that we will successfully implement and expand our international operations, which could have a material adverse effect on our business, financial condition and results of operations. Operating in international markets will subject us to additional risks, including unexpected changes in regulatory requirements, political and economic conditions, taxes, tariffs or other barriers, difficulties in staffing and managing international operations, potential exchange and repatriation controls on foreign earnings, longer sales and payment cycles and difficulty in accounts receivable collection. Such risks may adversely affect our business, financial condition and results of operations.

         Our quarterly operating results are subject to significant fluctuations and, as a result, period-to-period comparisons of our results of operations are not necessarily meaningful.

         Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors. These factors include:

         o   the demand for and market acceptance of our services;

         o downward price adjustments by our competitors on services they offer that are similar to ours;

         o   changes in the mix of services sold by our competitors;

         o technical difficulties or network downtime affecting wireless communications generally;

         o the ability to meet any increased technological demands of our customers; and

         o   economic conditions specific to our industry.

         Therefore, our operating results for any particular quarter may differ materially from our expectations or those of security analysts and may not be indicative of future operating results. The failure to meet expectations may cause the price of our common stock to decline substantially.

Risks Particular To Our Industry

         The market for our services is new and highly uncertain.

         The market for wireless data services is still emerging and continued growth in demand for and acceptance of these services remains uncertain. Current barriers to market acceptance of these services include cost, reliability, functionality and ease of use. We cannot be certain that these barriers will be overcome. If the market for our services does not grow or grows slower than we currently anticipate, our business, financial condition and operating results could be adversely affected.

         New laws and regulations that impact our industry could adversely affect our business.

         We are not currently subject to direct regulation by the Federal Communications Commission or any other governmental agency, other than regulations applicable to businesses in general. However, in the future, we may become subject to regulation by the FCC or another regulatory agency. In addition, the wireless carriers who supply us airtime are subject to regulation by the FCC and regulations that affect them could adversely affect our business. Our business could suffer depending on the extent to which our activities or those of our customers or suppliers are regulated.

Risks Particular To Stock Price

         Our common stock may be delisted from the nasdaq national market because of the low bid price of our common stock. If such delisting occurs, the market price and market liquidity of our common stock may be adversely affected.

         Our common stock has failed to maintain a minimum bid price of $1.00 per share for the 30 consecutive trading days prior to May 31, 2002. The Nasdaq National Market requires, under Marketplace Rule 4450(a)(5), a minimum bid price of $1.00 per share. In accordance with Marketplace Rule 4450(e)(2), we have until August 29, 2002 to regain compliance with Rule 4450(a)(5). If we are unable to comply with the minimum bid price requirement on or before August 29, 2002, Nasdaq staff will provide us with written notification that our common stock will be delisted from The Nasdaq National Market. At that time, we may appeal Nasdaq's determination to a Listing Qualifications Panel.

We may submit an application to transfer the listing of our common stock to The Nasdaq SmallCap Market. If such application is submitted and approved, we will be afforded an additional 90-day grace period which will extend the delisting determination until November 27, 2002. We may also be eligible for an additional 180-day grace period which will extend the delisting determination until May 27, 2002 provided that we meet the initial listing criteria for the SmallCap Market under Marketplace Rule 4310(c)(2)(A). The SmallCap Market also has a $1.00 minimum bid price requirement. We have not yet determined whether to voluntarily transfer the listing of our common stock to the SmallCap Market. If we so decide and submit the necessary transfer application, there can be no assurance that Nasdaq will approve our application or that if approved we will remain compliant with the applicable continued listing requirements.

         If our common stock is delisted by Nasdaq, our common stock would be eligible to trade on the OTC Bulletin Board maintained by Nasdaq, another over-the-counter quotation system, or on the pink sheets where an investor may find it more difficult to dispose of or obtain accurate quotations as to the market value of our common stock. In addition, we would be subject to a rule promulgated by the Securities and Exchange Commission that, if we fail to meet criteria set forth in such rule, imposes various practice requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors. Consequently, such rule may deter broker-dealers from recommending or selling our common stock, which may further affect the liquidity of our common stock.

         Delisting from Nasdaq will make trading our common stock more difficult for investors, potentially leading to further declines in our share price. It would also make it more difficult for us to raise additional capital. Further, if we are delisted we would also incur additional costs under state blue sky laws in connection with any sales of our securities.

         Our stock price, like that of many technology companies, has been and may continue to be volatile.

         We expect that the market price of our common stock will fluctuate as a result of variations in our quarterly operating results and other factors beyond our control. These fluctuations may be exaggerated if the trading volume of our common stock is low. In addition, due to the technology-intensive and emerging nature of our business, the market price of our common stock may rise and fall in response to a variety of factors, including:

         o   announcements of technological or competitive developments;

         o   acquisitions or strategic alliances by us or our competitors;

         o   the gain or loss of a significant customer or order;

         o changes in estimates of our financial performance or changes in recommendations by securities analysts regarding us or our industry; or

         o   general market or economic conditions.

         This risk may be heightened because our industry is new and evolving, characterized by rapid technological change and susceptible to the introduction of new competing technologies or competitors.

         In addition, equity securities of many technology companies have experienced significant price and volume fluctuations. These price and volume fluctuations often have been unrelated to the operating performance of the affected companies. Volatility in the market price of our common stock could result in securities class action litigation. This type of litigation, regardless of the outcome, could result in substantial costs and a diversion of management's attention and resources.

         We have anti-takeover defenses that could delay or prevent an acquisition and could adversely affect the price of our common stock. Our failure to pay dividends prevents our stockholders from receiving a return on their shares, if at all, unless they sell them.

         Provisions of our certificate of incorporation and bylaws and provisions of Delaware law could delay or prevent an acquisition or change of control of GoAmerica or otherwise adversely affect the price of our common stock. For example, our certificate of incorporation authorizes undesignated preferred stock which our board of directors can designate and issue without further action by our stockholders, establishes a classified board of directors, eliminates the rights of stockholders to call a special meeting of stockholders, eliminates the ability of stockholders to take action by written consent, and requires stockholders to comply with advance notice requirements before raising a matter at a stockholders' meeting. As a Delaware corporation, we are also subject to the Delaware anti-takeover statute contained in Section 203 of the Delaware General Corporation Law.

         We have never paid or declared any cash dividends on our common stock or other securities and intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the Shares covered by this Prospectus. While we will receive sums upon any exercise of options by the Selling Stockholders, we currently have no plans for their application, other than for general corporate purposes. We cannot assure that any of such options will be exercised.

                            THE SELLING STOCKHOLDERS

         The individuals listed in the following table (the "Selling Stockholders") will acquire the Shares being registered pursuant to the exercise of options previously granted to them by us. The Shares may not be sold or otherwise transferred by the Selling Stockholders unless and until the applicable options are exercised in accordance with their terms.

         The following table sets forth: (i) the name of each Selling Stockholder whose name is known as of the date of the filing of this Prospectus;
(ii) his or her position(s), office or other material relationship with GoAmerica and its predecessors or affiliates over the last three years; (iii) the number of shares of Common Stock owned (or subject to options/warrants) by each Selling Stockholder as of the date of this Prospectus and prior to this offering; (iv) the number of shares of Common Stock which may be offered and are being registered for the account of each Selling Stockholder by this Prospectus (all of which may be acquired by the Selling Stockholders pursuant to the exercise of options subject to the appropriate vesting of such options); and (v) the amount of Common Stock to be owned by each such Selling Stockholder if such Selling Stockholder were to sell all of their shares of Common Stock covered by this Prospectus. We cannot assure that any of the Selling Stockholders will offer for sale or sell any or all of the Shares offered by them pursuant to this Prospectus.

         In addition, options or shares of Common Stock may be issued under the Plan in amounts and to persons not presently known by us. Such information, when known, may be included in an amendment to this Prospectus.

         GoAmerica cannot assure that any of the Seller Stockholders will offer for sale or sell any or all of the shares offered by them pursuant to this Prospectus.

                                                                       NUMBER OF                                    NUMBER OF
                                                                        SHARES/                                      SHARES/
                                                                      PERCENTAGE                                  PERCENTAGE OF
                                                                      OF COMMON               NUMBER OF           COMMON STOCK
                                                                      STOCK PRIOR             SHARES OF            OWNED AFTER
                                                                      TO OFFERING               COMMON             THE OFFERING
                                                                      (BOTH HELD             STOCK TO BE           (BOTH HELD
                                                                      DIRECTLY OR              OFFERED             DIRECTLY OR
                                                                      SUBJECT TO               (OPTION             SUBJECT TO
                                         POSITION WITH                  OPTIONS              SHARES HELD+            OPTIONS
            NAME(1)                        GOAMERICA                 /WARRANTS)(2)           OPTIONS HELD)        /WARRANTS)(3)
------------------------------    -----------------------------   ------------------        --------------       ---------------
Aaron Dobrinsky...............    Chief Executive Officer and     8,054,685/14.9%(5)           241,037           7,813,648/14.5%
                                    Chairman of the Board of
                                    Directors(4)

Daniel Luis...................    President and Chief Operating      486,676/*(7)              486,676                --/--
                                    Officer(6)

Francis J. Elenio.............    Chief Financial Officer,           413,000/*(8)              120,000              293,000/*
                                    Treasurer and Secretary

Jesse Odom....................    Chief Technology Officer           310,000/*(9)              300,000               10,000/*

Adam Dell.....................    Director                         750,208/1.4%(10)            120,000             630,208/1.2%

Alan Docter...................    Director                        2,355,872/4.4%(11)           120,000            2,235,872/4.1%

Mark Kristoff.................    Director                          642,284/*(12)              120,000              522,284/*

Brian D. Bailey...............    Director                        1,448,112/2.7%(13)           120,000            1,328,112/2.5%

Robi Blumenstein..............    Director                          188,500/* (14)             152,000               36,500/*

*     Less than one percent.

(1) At the time of this offering, there are no unnamed non-affiliates of GoAmerica holding less than 1,000 Shares or one percent of the Shares issuable under the Plan from the exercise of stock options, and excluding options to purchase additional shares of Common Stock that each such individual may hold, who may sell Shares pursuant to this offering.

(2) Applicable percentage of ownership is based on 53,883,105 shares of Common Stock outstanding as of June 5, 2002, plus any Common Stock equivalents held by such holder.

(3) Assumes that all Shares are sold pursuant to this offering and that no other shares of Common Stock are acquired or disposed of by the Selling Stockholders prior to the termination of this offering. Because the Selling Stockholders may sell all, some or none of their Shares or may acquire or dispose of other shares of Common Stock, no reliable estimate can be made of the aggregate number of Shares that will be sold pursuant to this offering or the number or percentage of shares of Common Stock that each Selling Stockholder will own upon completion of this offering.

(4) Mr. Dobrinsky also served as the Company's President for the period November 7, 2000 to May 7, 2002.

(5) Includes 476,037 shares of Common Stock underlying directly held vested and unvested options granted prior to this offering. Also includes 400 shares held for the benefit of Mr. Dobrinsky's minor children. Mr. Dobrinsky has voting and dispositive power with respect to such shares. Also includes 25,000 shares of Common Stock underlying vested and unvested options held by Cindy Dobrinsky, Mr. Dobrinsky's wife and an employee of GoAmerica. A portion of the shares underlying Cindy Dobrinsky's options were registered on the Company's Form S-8 Registration Statement filed with the Securities and Exchange Commission on October 11, 2000 (Registration Statement No. 333-47736), prior to specific grant of the options to Ms. Dobrinsky. Accordingly, the Company has previously paid the filing fee with respect to those shares. Mr. Dobrinsky expressly disclaims beneficial ownership of all shares subject to options held by Cindy Dobrinsky.

(6) Prior to his appointment as GoAmerica's President and Chief Operating Officer on May 7, 2002, Mr. Luis served as President of Wynd Communications Corporation, GoAmerica's wholly-owned subsidiary.

(7) Includes 415,032 shares of Common Stock underlying directly held vested and unvested options granted prior to this offering. Also includes 16,644 shares of Common Stock underlying vested and unvested options held by Dana Luis, Mr. Luis' wife and a former employee of GoAmerica. Mr. Luis expressly disclaims beneficial ownership of all shares subject to options held by Dana Luis. A portion of these shares were registered on the Company's Form S-8 Registration Statement filed with the Securities and Exchange Commission on October 11, 2000 (Registration Statement No. 333-47736), prior to Mr. Luis becoming an executive officer of GoAmerica. Accordingly, the Company has previously paid the filing fee with respect to those shares.

(8) Includes 412,500 shares of Common Stock underlying vested and unvested options granted prior to this offering. Also includes 500 shares of Common Stock held by Mr. Elenio's minor children. Mr. Elenio has voting and dispositive power over the shares held by his minor children.

(9) Includes 300,000 shares of Common Stock underlying vested and unvested options granted prior to this offering. A portion of these shares were registered on the Company's Form S-8 Registration Statement filed with the Securities and Exchange Commission on October 11, 2000 (Registration Statement No. 333-47736), prior to Mr. Odom becoming an executive officer of GoAmerica. Accordingly, the Company has previously paid the filing fee with respect to those shares.

(10) Includes 152,000 shares of Common Stock underlying vested and unvested options granted prior to this offering. Also includes 598,208 shares of Common Stock owned by Impact Venture Partners, L.P. (556,991 shares) and Impact Entrepreneurs Fund, L.P. (41,217 shares), of which Mr. Dell serves as a managing partner. Mr. Dell expressly disclaims beneficial ownership of such shares except with respect to his proportionate interest in the limited partnerships.

(11) Includes 152,000 shares of Common Stock underlying vested and unvested options granted prior to this offering. Also includes 329,136 shares of Common Stock underlying warrants which are immediately exercisable.

(12) Includes 152,000 shares of Common Stock underlying vested and unvested options granted prior to this offering. Also includes 71,924 shares of Common Stock underlying warrants which are immediately exercisable.

(13) Includes 152,000 shares of Common Stock underlying vested and unvested options granted prior to this offering. Includes 1,296,112 shares of Common Stock owned by Carousel Capital Partners, L.P., of which Mr. Bailey serves as a managing partner. Mr. Bailey expressly disclaims beneficial ownership of such shares except as to his proportionate interest in the limited partnership, if any.

(14) Includes 184,000 shares of Common Stock underlying vested and unvested options granted prior to this offering. A portion of these shares were registered on the Company's Form S-8 Registration Statement filed with the Securities and Exchange Commission on October 11, 2000 (Registration Statement No. 333-47736), prior to specific grant of the options to Mr. Blumenstein. Accordingly, the Company has previously paid the filing fee with respect to those shares.

                              PLAN OF DISTRIBUTION

         The Selling Stockholders have not advised us of any specific plan for distribution of the Shares offered hereby, but it is anticipated that the Shares will be sold from time to time by the Selling Stockholders or by permitted pledgees, donees, transferees or other permitted successors in interest. Such sales may be made in any of the following manners:

         o on the Nasdaq National Market (or through the facilities of any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association, on which the Shares are then listed, admitted to unlisted trading privileges or included for quotation);

         o   in public or privately negotiated transactions;

         o   in transactions involving principals or brokers;

         o   in a combination of such methods of sale; or

         o   any other lawful methods.

         Although sales of the Shares are, in general, expected to be made at market prices prevailing at the time of sale, the Shares may also be sold at prices related to such prevailing market prices or at negotiated prices, which may differ considerably.

         In offering the Shares covered by this Prospectus, each of the Selling Stockholders and any broker-dealers who sell the Shares for the Selling Stockholders may be "underwriters" within the meaning of the Securities Act of 1933, as amended, (the "Securities Act") and any profits realized by such Selling Stockholders and the compensation of such broker-dealers may be underwriting discounts and commissions.

         Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the Shares may be listed, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the Shares covered by this Prospectus, either as agents for others or as principals for their own accounts, and reselling such Shares pursuant to this Prospectus. The Selling Stockholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf. In connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions, concessions, allowances or discounts, any or all of which might be in excess of customary amounts.

         Each of the Selling Stockholders is acting independently of us in making decisions with respect to the timing, manner and size of each sale of Shares. We have not been advised of any definitive selling arrangement at the date of this Prospectus between any Selling Stockholder and any broker-dealer or agent.

         To the extent required, the names of any agents, broker-dealers or underwriters and applicable commissions, concessions, allowances or discounts, and any other required information with respect to any particular offer of the Shares by the Selling Stockholders, will be set forth in a Prospectus Supplement.

         The expenses of preparing and filing this Prospectus and the related Registration Statement with the Securities and Exchange Commission will be paid entirely by us. Shares of Common Stock covered by this Prospectus also may qualify to be sold pursuant to Rule 144 under the Securities Act, rather than pursuant to this Prospectus. The Selling Stockholders have been advised that they are subject to the applicable provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including without limitation, Rule 10b-5 thereunder.

         Neither we nor the Selling Stockholders can estimate at the present time the amount of commissions or discounts, if any, that will be paid by the Selling Stockholders on account of their sales of the Shares from time to time.

                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon for GoAmerica by Hale and Dorr LLP, 650 College Road East, Princeton, New Jersey 08540.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this Prospectus and elsewhere in the Registration Statement. Our consolidated financial statements and schedule are, and audited financial statements to be included in subsequently filed documents will be, incorporated by reference herein in reliance on Ernst & Young LLP's reports pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission), given on their authority as experts in accounting and auditing.

                      INFORMATION INCORPORATED BY REFERENCE

         The Securities and Exchange Commission allows us to "incorporate by reference" into this Prospectus information that we file with the Securities and Exchange Commission in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference is considered part of this Prospectus. The documents and reports that we list below are incorporated by reference into this Prospectus. In addition, all documents and reports which we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus are incorporated by reference in this Prospectus as of the respective filing dates of these documents and reports. Statements contained in documents that we file with the Securities and Exchange Commission and that are incorporated by reference in this Prospectus will automatically update and supersede information contained in this Prospectus, including information in previously filed documents or reports that have been incorporated by reference in this Prospectus, to the extent the new information differs from or is inconsistent with the old information.

         The following documents previously filed by us with the Securities and Exchange Commission are incorporated by reference in this Prospectus:

         (1) Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

         (2)   Quarterly Report on Form 10-Q for the quarter ended March 31,
               2002;

         (3) All our filings pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of filing this initial Registration Statement and prior to the completion or termination of all offerings made pursuant to this Registration Statement; and

         (4) The description of our common stock which is contained in our Registration Statement on Form 8-A in the form declared effective by the Securities and Exchange Commission on April 6, 2000, and by any subsequent amendments or reports filed for the purpose of updating such description.

         We will provide to any person, including any beneficial owner of our securities, to whom this Prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this Prospectus but not delivered with this Prospectus. You may request, orally or in writing, a copy of such documents, which will be provided to you without charge, by contacting:

               GoAmerica, Inc.
               433 Hackensack Avenue
               Hackensack, New Jersey 07601
               Attention:  Investor Relations
               Telephone: (201) 996-1717

         You should rely only on the information contained in this Prospectus, including information incorporated by reference as described above, or any Prospectus supplement or that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this Prospectus or any Prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this Prospectus to be an offer or solicitation relating to the Shares in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this Prospectus to be an offer or solicitation relating to the Shares if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission as required by the Exchange Act. You can find, copy and inspect information filed by us with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain copies of information filed by us with the Securities and Exchange Commission at prescribed rates by writing to the Securities and Exchange Commission's Public Reference Room at, 450 Fifth Street, N.W. Washington, D.C. 20549. You can call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the Public Reference Room. You can review our electronically filed reports, proxy and information statements on the Securities and Exchange Commission's web site at http://www.sec.gov. Our common stock trades on the Nasdaq National Market under the symbol

"GOAM." Therefore, you can inspect reports, proxy statements and other information concerning us at the offices of the National Association of Securities Dealers, Inc., National Listing Section, 1735 K Street, N.W., Washington, D.C. 20006.

         This Prospectus is part of a Registration Statement that we filed with the Securities and Exchange Commission. The Registration Statement contains more information than this Prospectus regarding us and the Shares, including certain exhibits and schedules. You can obtain a copy of the Registration Statement from the Securities and Exchange Commission at any address listed above or from the Securities and Exchange Commission's web site.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

         Article IX of our Bylaws specifies that we shall indemnify our directors, officers, employees and agents because he or she was or is a director, officer, employee or agent of GoAmerica or was or is serving at the request of GoAmerica as a director, officer, employee or agent of another entity to the full extent that such right of indemnity is permitted by the laws of the State of Delaware. This provision of the Bylaws is deemed to be a contract between GoAmerica and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the Delaware General Corporation Law are in effect, and any repeal or modification thereof shall not offset any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

         We have also entered into written agreements to indemnify our directors and executive officers in addition to the indemnification provided for in our Bylaws. These agreements provide for, among other things, indemnification of our directors and executive officers for judgments, fines, settlement amounts and expenses, including attorneys' fees, incurred by any of these persons in any action or proceeding, including any action by or in the right of GoAmerica arising out of that person's services as our director or executive officer, or as a director or executive officer of any of our subsidiaries or any other company or enterprise to which such person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

         Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director's fiduciary duty of care. This Section does not, however, limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, or from any transaction in which the director derived an improper personal benefit. This Section also will have no effect on claims arising under the federal securities laws. Our Certificate of Incorporation limits the liability of our directors as authorized by Section 102(b)(7).

         We have obtained liability insurance for the benefit of our directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of GoAmerica due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

         At present, there is no pending litigation or proceeding involving a director or officer of GoAmerica as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any director or officer.

                 SECURITIES AND EXCHANGE COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of GoAmerica pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of GoAmerica in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

         The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the filing of a post-effective amendment to this Prospectus which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold:

         o Annual report on Form 10-K for the fiscal year ended December 31, 2001;

         o Quarterly report on Form 10-Q for the quarter ended March 31, 2002; and

         o The description of GoAmerica's Common Stock, $0.01 par value, which is contained in GoAmerica's Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act in the form declared effective by the Securities and Exchange Commission on April 6, 2000, and any subsequent amendments or reports filed for the purpose of updating such description.

Item 4. Description of Securities.

         Not applicable.

Item 5. Interests of Named Experts and Counsel.

         Hale and Dorr LLP has opined as to the legality of the securities being offered by this Registration Statement.

Item 6. Indemnification of Directors and Officers.

         Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

         Article IX of our Bylaws specifies that we shall indemnify our directors, officers, employees and agents because he or she was or is a director, officer, employee or agent of GoAmerica or was or is serving at the request of GoAmerica as a director, officer, employee or agent of another entity to the full extent that such right of indemnity is permitted by the laws of the State of Delaware. This provision of the Bylaws is deemed to be a contract between GoAmerica and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the Delaware General Corporation Law are in effect, and any repeal or modification thereof shall not offset any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

         We have also entered into written agreements to indemnify our directors and executive officers in addition to the indemnification provided for in our Bylaws. These agreements provide for, among other things, indemnification of our directors and executive officers for judgments, fines, settlement amounts and expenses, including attorneys' fees, incurred by any of these persons in any action or proceeding, including any action by or in the right of GoAmerica arising out of that person's services as our director or executive officer, or as a director or executive officer of any of our subsidiaries or any other company or enterprise to which such person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

         Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director's fiduciary duty of care. This Section does not, however, limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, or from any transaction in which the director derived an improper personal benefit. This Section also will have no effect on claims arising under the federal securities laws. GoAmerica's Certificate of Incorporation limits the liability of our directors as authorized by Section 102(b)(7).

         We have obtained liability insurance for the benefit of our directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of GoAmerica (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

         At present, there is no pending litigation or proceeding involving a director or officer of GoAmerica as to which indemnification is being sought nor is GoAmerica aware of any threatened litigation that may result in claims for indemnification by any director or officer.

Item 7. Exemption from Registration Claimed.

         The issuance of the Shares being offered by the Form S-3 Reoffer Prospectus were or will be deemed exempt from registration under the Securities Act in reliance upon either Section 4(2) of the Securities Act as transactions not involving any public offering or Rule 701 under the Securities Act as transactions made pursuant to a written compensatory plan or pursuant to a written contract relating to compensation.

Item 8. Exhibits.

Exhibit Number                               Description
--------------       -----------------------------------------------------------
    4.1              GoAmerica, Inc. 1999 Stock Plan(1)
    5.1              Opinion of Hale and Dorr LLP
    23.1             Consent of Independent Auditors
    23.2             Consent of Hale and Dorr LLP (contained in the opinion
                     filed as Exhibit 5.1)
    24               Power of Attorney (contained on the signature page of this
                     Registration Statement)

-------------

(1) Incorporated by reference to Exhibit 10.12 filed as part of the Registration Statement on Form S-1 (File No. 333-94801).

Item 9. Undertakings.

         a.       GoAmerica hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                         (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act;

                         (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by GoAmerica pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         b. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         c. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hackensack, State of New Jersey, on this 7th day of June, 2002.

                                                 GoAmerica, Inc.



                                                 By: /s/ Aaron Dobrinsky
                                                     ---------------------------
                                                     Aaron Dobrinsky
                                                     Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Aaron Dobrinsky, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                           Title                               Date
------------------------------------  ---------------------------------------   ------------

/s/ Aaron Dobrinsky                   Chief Executive Officer and               May 31, 2002
------------------------------------  Chairman of the Board (Principal
Aaron Dobrinsky                       Executive Officer)


/s/ Joseph Korb                       Executive Vice Chairman - Strategy and    May 31, 2002
------------------------------------  Strategy and Strategic Alliances, and
Joseph Korb                           Director


/s/ Francis J. Elenio                 Chief Financial Officer, Secretary        May 31, 2002
------------------------------------  and Treasurer (Principal Financial and
Francis J. Elenio                     Accounting Officer)


/s/ Robi Blumenstein                  Director                                  May 31, 2002
------------------------------------
Robi Blumenstein


/s/ Adam Dell                         Director                                  May 31, 2002
------------------------------------
Adam Dell


/s/ Alan Docter                       Director                                  May 31, 2002
------------------------------------
Alan Docter


/s/ Mark Kristoff                     Director                                  May 31, 2002
------------------------------------
Mark Kristoff


/s/ Brian D. Bailey                   Director                                  May 31, 2002
------------------------------------
Brian D. Bailey

                                  EXHIBIT INDEX


Exhibit Number                               Description
--------------         -------------------------------------------------------
    4.1                GoAmerica, Inc. 1999 Stock Plan(1)
    5.1                Opinion of Hale and Dorr LLP Professional Corporation
    23.1               Consent of Independent Auditors
    23.2               Consent of Hale and Dorr LLP (contained in the opinion
                       filed as Exhibit 5.1)
    24                 Power of Attorney (contained on the signature page of
                       this Registration Statement)


-------------

(1) Incorporated by reference to Exhibit 10.12 filed as part of the Registration Statement on Form S-1 (File No. 333-94801).